EXHIBIT 10.1

Severance Agreement

As of July 1, 2006

BY HAND
William S. Sheridan
Sotheby’s
1334 York Avenue
New York, NY 10021

Dear Bill:

          This letter sets forth our understanding and agreement (the “Agreement”) with respect to your rights and obligations in the event of the termination of your employment with Sotheby’s (together with all of its subsidiaries and related entities, “Sotheby’s” or the “Company”). This Agreement is being provided to you because you are a key employee at the Company and perform highly specialized and unique duties for the Company. Consequently, Sotheby’s is offering you the following terms and financial enhancements to ensure your continued loyalty to the Company, and so that you will focus fully and exclusively on your job duties at Sotheby’s. Defined terms used herein are used with the meanings given to them in Exhibit A.

(1)	Severance Arrangements.

	a)

If at any time from the date hereof through June 30, 2011 (the “Applicable Period”), your employment by the Company is terminated by you for Good Reason or by the Company without Cause, the Company shall pay or provide you with the following:

		a)

The sum of your base salary through the date of termination to the extent not theretofore paid, any declared and earned but unpaid bonus amount for the prior calendar year and reimbursement for any unreimbursed expenses incurred through the date of termination (“Accrued Obligations”); and

		b)	$1,550,000.

Notwithstanding the foregoing, if during the Applicable Period your employment by the Company is terminated and as a result of such termination you become eligible to receive payments and/or benefits under the Sotheby’s, Inc. Severance Plan, then you shall be entitled to receive and retain the full amount payable to you under the terms of such Plan, but the amount you receive under such Plan shall reduce (but not below zero) the amounts you shall be entitled to receive pursuant to Subparagraph (1)(a)(ii) above.

b)

If during the Applicable Period your employment by the Company is terminated on account of your Permanent Disability or your death, the Company shall pay or provide you (or, in the event of your death, your estate) with an amount equal to the sum of the amounts you would receive in the event of termination of your employment by you for Good Reason or by the Company without Cause pursuant to Subparagraph (1)(a) above.

c)

If during the Applicable Period your employment by the Company is terminated by the Company for Cause, this Agreement shall terminate without further obligation to you, except that the Company shall pay or provide you with the sum of your base salary through the date of termination to the extent not theretofore paid. You will not be eligible for any bonus after the date of termination of your employment.

d)

Any payments payable pursuant to this Paragraph 1 beyond Accrued Obligations shall only be payable if you deliver to the Company a release, as similarly required under the Sotheby’s, Inc. Severance Plan, of any and all your claims (except with regard to claims for payments or benefits specifically payable or providable hereunder which are not yet paid as of the effective date of the release, claims for vested accrued benefits, claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or claims relating to any rights of indemnification under the Company’s certificate of incorporation or by-laws or claims under any directors and officers liability insurance policy) occurring up to the release date with regard to the Company and its respective past or present officers, directors and employees in such form as may be reasonably requested by the Company.

(2)	Certain Agreements. In consideration of the undertakings by the Company in Paragraph (1), you agree to be bound by the covenants and agreements set forth in Exhibit B.

(3)

Miscellaneous. You may not assign your rights or delegate your obligations under this Agreement. Sotheby’s shall be entitled to withhold from any payments or deemed payments under this Agreement any amount of withholding required by law. This Agreement constitutes the entire agreement between you and Sotheby’s concerning the subject matter of your employment, with the exception of letters and documents specifically referenced herein, and it supersedes all prior agreements including, but not limited to, any prior employment agreements and Notice and Non-Compete Agreements, written or oral, discussions, and negotiations on that subject (other than the documents specifically referenced herein). Any waiver or amendment of any provision of this Agreement must be done in writing and signed by both parties.

(4)

Legal and Equitable Remedies. Sotheby’s shall be entitled to enjoin a violation by you of any provision hereof. Moreover, the parties hereto acknowledge that the damages suffered by Sotheby’s as a result of any violation of this Agreement may be difficult to ascertain. Accordingly, the parties agree that in the event of a breach of this Agreement by you, Sotheby’s shall be entitled to specific enforcement by injunctive relief of your obligations to Sotheby’s. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Sotheby’s, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

(5)

Arbitration. Any dispute, controversy or claim arising out of or relating to this agreement, or breach thereof (other than an action or proceeding for an injunction or other equitable relief pursuant to Paragraph 4 hereof), shall be settled by arbitration in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. The arbitrator’s award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and such enforcement as the law of such jurisdiction may require or allow.

(6)	Attorney’s Fees. At your request, the Company shall pay up to $5,000 of your reasonable attorney’s fees incurred by you in connection with preparation, execution and delivery of this Agreement.

(7)

Severability. If at any time there is a judicial determination by any court of competent jurisdiction that any provision of this Agreement is unenforceable against you, the other provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum extent as the court may judicially determine or indicate to be enforceable under New York law.

(8)

Choice of Law/Choice of Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York irrespective of the principles of conflicts of law, and you consent to the jurisdiction of the state and federal courts situated in New York City for the purpose of adjudicating any dispute relating to this Agreement.

(9)

Binding on Successor Company. This Agreement shall remain in effect and binding upon any successor or assign of Sotheby’s including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all the assets of the Company in accordance with the operation of law, and such successor entity shall be deemed the “Company” for purposes of this Agreement. In the situations set forth in this Paragraph 9, if this Agreement is not assumed as a matter of law, the Company will require its assumption by the successor entity.

(10)

409A. Notwithstanding any other provision of this Agreement, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and any payments upon such termination under Subparagraphs 1(a) or (b) will result in additional tax or interest to you if paid on or about the date of termination of your employment, you will not be paid such payments until the earlier of (i) the date which is six months after the termination of your employment for any reason, other than as a result of your death or disability (as such term is used in Section 409A(a)(2)(C) of the Code), (ii) the date of your death or disability (as such term is used in Section 409A(a)(2)(C) of the Code), (iii) a Change in Ownership of the Company (as defined by the Company in a manner that does not result in any additional tax or interest to you under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder (together with Section 409A of the Code the “409A Regulations)) or (iv) any earlier date that does not result in any additional tax or interest to you under the 409A Regulations. In addition, if any provision of this Agreement would subject you to any additional tax or interest under the 409A Regulations, then the Company shall reform such provision to the extent reasonably practicable; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting you to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

(11)

Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to you at the address set forth on the initial page of this Agreement and to the Company at Sotheby’s Holdings, Inc., 1334 York Avenue, New York, New York 10021, Attention: General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, except that notice of change of address shall be effective only upon receipt.

Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Very truly yours,

SOTHEBY’S

	By:	/s/ William F. Ruprecht

William F. Ruprecht
President and Chief Executive Officer

Read, accepted and agreed to this day of August 3, 2006

/s/ William S. Sheridan

William S. Sheridan

EXHIBIT A

DEFINITIONS

“Cause” shall mean and be limited to:

a)	conviction of a felony crime, or

b)	fraud, willful malfeasance or gross negligence in performance of your duties which is materially injurious to the Company.

The Chief Executive Officer shall determine, in his sole discretion, whether the occurrence or non-occurrence of an event constitutes Cause within the meaning of this Agreement. Such determination shall be final, binding and conclusive on the parties hereto.

You shall have thirty (30) days following the receipt of notice from the Company of the existence of circumstances constituting Cause to correct such circumstances. Any notice of termination for Cause must be given within sixty (60) days following the date on which the Chief Executive Officer or the Chairman of the Board of Directors of the Company learns of the circumstances constituting Cause.

“Good Reason” shall mean the occurrence of any of the following events:

a)

failure by the Company to pay you a base salary of not less than $600,000, reduction of your annual incentive bonus target below $350,000, reduction of your target bonus under Sotheby’s Executive Bonus Plan (“EBP”) below $350,000 or discontinuance of your participation in the EBP or a comparable plan which pays out based on the Company’s meeting certain financial performance goals determined annually by the Compensation Committee;

b)	your being required to relocate to a principal place of business more than fifty (50) miles outside New York, New York without your express consent;

c)

any action by the Company that results in a material diminution in your position without your express consent (except in connection with the termination of your employment for Cause or as a result of your death or Permanent Disability or temporarily as a result of your illness or other absence);

d)

failure of the Company to maintain directors and officers liability insurance for your benefit on a basis no less favorable than the basis on which it generally maintains such insurance for the benefit of other senior executives of the Company;

e)	failure of the Company’s successor to assume this Agreement in accordance with Paragraph 9 without your express consent provided, however, that the Company shall have thirty (30) days following the receipt of notice from you of the existence of circumstances constituting Good Reason to correct such circumstances.

“Permanent Disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that has prevented you from continuing the performance of your normal duties and responsibilities hereunder for a period in excess of six (6) consecutive months.

EXHIBIT B

CERTAIN AGREEMENTS

Non-Compete and Non-Solicitation Agreement.

Because of the importance of confidentiality, and because you have specialized, unique confidential knowledge vital to the Company, you agree that during the Restricted Period (defined below), you will not, without the consent of the Company, directly or indirectly, in New York, California, England, France or Switzerland engage directly or indirectly in the live or on-line Art Auction Business or in any other business in which the Company is engaged or is actively seeking to be engaged as of the time that your employment terminates, whether such engagement by you is as an officer, director, proprietor, employee, partner, owner, consultant, advisor, agent, sales representative or other participation. For purposes of this Agreement, the Art Auction Business involves auctions of the property in the collecting categories that the Company offers for sale in its core business at the time of termination. For purposes of this Agreement, the “Restricted Period” is during the course of your employment and the earlier of (i) six months after the end of the Applicable Period or (ii) twelve (12) months after the termination of your employment.

In addition to the foregoing, during the Restricted Period, you agree that you will not, either alone or in concert with others, and will not cause another to, in any such case directly or indirectly, hire, recruit, solicit or induce any Sotheby’s employees to terminate their employment with Sotheby’s.

If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Agreement is unenforceable against you, the provisions of this Agreement shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable.

Confidentiality Agreement.

As a condition to your continued employment by the Company, you shall continue to be bound by the Company’s Confidentiality Agreement, Auction Rules, Compliance Policy, Code of Business Conduct and Ethics, Conflict of Interest Policy and House Rules, (collectively, the “Rules and Policies”). You acknowledge that you have read, understood and signed each of the foregoing.